Exhibit 3.1

INNOVEGA INC.

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (the “Agreement”) is made as of [______], 2021 by and among Innovega Inc., a Delaware corporation (the “Company”), the holders of shares of Common Stock listed on Exhibit A (individually, a “Common Holder” and collectively, the “Common Holders”), the holders of shares of Series Seed Preferred Stock listed on Exhibit B, and the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock listed on Exhibit C (the persons and entities listed on Exhibit B and Exhibit C, individually, an “Investor” and collectively, the “Investors” and together with the Common Holders, the “Stockholders”).

RECITALS

A. The Company, the Common Holders and certain of the Investors are parties to the Stockholders’ Agreement dated as of December 29, 2016, as amended (the “Prior Stockholders’ Agreement”).

B. The Company desires to sell and certain of the Investors desire to purchase from the Company shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 (the “Series A-1 Preferred Stock”), the Company’s Series A-2 Preferred Stock, par value $0.0001 (the “Series A-2 Preferred Stock”) and the Company’s Series A-3 Preferred Stock, par value $0.0001 (the “Series A-3 Preferred Stock,” and together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Series A Preferred Stock”) in connection with the Company’s offering of securities pursuant to the Offering Circular dated __________, 2021 and its exhibits as filed with the Securities and Exchange Commission (the “SEC”).

C. The Company, the Investors and the Common Holders each desire to facilitate such sale and purchase of shares of Series A Preferred Stock, as well as the arrangements set forth in this Agreement, by agreeing to the terms and conditions set forth below.

AGREEMENT

The parties agree as follows:

1. Board of Directors.

1.1 Board Representation. At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company (the “Board”) are to be elected, or whenever members of the Board are to be elected by written consent, the Stockholders agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) to elect:

(a) the two (2) Officer Designees (as defined below) as Common Directors;

(b) the one (1) Common Designee (as defined below) as a Common Director; and

(c) the one (1) Series Seed Designee (as defined below) as the Series Seed Director.

1.2 Designation of Directors. The designees to the Board described above (each a (“Designee”) shall be selected as follows:

(a) The “Officer Designees” shall be Stephen Willey and Jerome Legerton for so long as Stephen Willey and Jerome Legerton remain officers, employees or consultants of the Company, except that if Stephen Willey or Jerome Legerton declines or is unable to serve, their successors shall be designated by the holders of a majority of the shares of Common Stock held by all Common Holders.

(b) The “Common Designee” shall be chosen by the Common Holders holding at least a majority of the shares of Common Stock held by all Common Holders, and who will initially be Shane Kim.

(c) The “Series Seed Designee” shall be chosen by the Investors holding at least a majority of the outstanding shares of Series Seed Preferred Stock subject to the approval of the other members of the Board, whose consent shall not be unreasonably withheld, and who will initially be Jeff Bradley.

1.3 Failure to Designate a Board Member. In the absence of any designation from the individual(s), business entity or entities, or group (“Person”) with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 1.2 may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of a majority of the shares of stock, entitled under Section 1.2 to designate that director; or (ii) the Person originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2(b) or Section 1.2(c) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5 Vote to Increase Authorized Common Stock. Each Stockholder hereby agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of all classes of Preferred Stock of the Company (“Preferred Stock”) outstanding at any given time.

1.6 “Bad Actor” Notice. Each party to this Agreement will promptly notify the Company in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act of 1933, as amended, (the “Securities Act”) becomes subject to any Bad Actor Disqualification.

2. Registration Rights.

2.1 Future Registration Rights. In the event of an equity financing pursuant to which the Company sells securities in a transaction or series of related transactions (the “Equity Financing”) in which the investors in such Equity Financing (the “Future Equity Investors”) receive registration rights, each Investor will be entitled to receive registration rights no less favorable than the registration rights provided to the Future Equity Investors who own a comparable number of shares as such Investor. Such Investor will not unreasonably withhold its consent to enter into any registration rights agreement, if requested to do so by the Company. Provided the rights provided for in this Section shall terminate on the sooner to occur of when the shares may be sold pursuant to Rule 144 promulgated under the Securities Exchange Act of 1933, as amended without volume restrictions.

2.2 Lock-Up Agreement.

(a) Lock-Up Period. In connection with a best efforts or firm commitment underwritten public offering by the Company of shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) pursuant to a registration statement under the Securities Act which results in gross aggregate cash proceeds to the Company of at least $5,000,000 (the “Qualified IPO”) and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Investor agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions, including restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s Qualified IPO.

(b) Limitations. The obligations described in Section 2.2(a) will apply only if all officers and directors of the Company and all holders of one-percent (1%) or more of the Company’s securities enter into similar agreements, and will not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Investor (and the securities of every other person subject to the restrictions in Section 2.2(a)).

(d) Transferees Bound. Except with respect to transfers pursuant to a registration statement, each Investor agrees that prior to the Qualified IPO it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Agreement.

3. Sales by Common Holders.

3.1 Notice of Sales; Assignment of Company Right of First Refusal.

(a) Should any Common Holder (or a Permitted Transferee, as defined below) propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase shares of Common Stock (the “Purchase Shares”) from such Common Holder (other than as set forth in Section 3.5), such Common Holder will promptly deliver a notice (the “Purchase Notice”) to the Company and each Investor that holds at least 60,302 shares of Series Seed Preferred Stock (each, a “Major Seed Investor”) stating the terms and conditions of such Purchase Offer including, without limitation, the number of Purchase Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b) At any time within fifteen (15) days after the date of the Purchase Notice (the “Company’s ROFR Period”), the Company, or its assignee(s) may, by giving written notice to the Common Holder, elect to purchase any or all of the Purchase Shares proposed to be sold by the Common Holder on the terms and conditions set forth in the Purchase Notice. If the Company declines to exercise in full its right of first refusal, then the Company will notify each Major Seed Investor within five (5) days after the expiration of the Company’s ROFR Period. Each Major Seed Investor will then have the right, within fifteen (15) days after the date of the Company’s notice (the “Major Seed Investors’ ROFR Period”), to submit notice to the Company and the Common Holder of its irrevocable commitment to exercise its right of first refusal and purchase the Purchase Shares on a pro rata basis, based upon the number of Conversion Purchase Shares (as defined below) held by such Major Seed Investor relative to the aggregate number of Conversion Purchase Shares held by all Major Seed Investors. If all of the Major Seed Investors do not elect to exercise their right of first refusal in full, then the Company will provide notice within five (5) days after the expiration of the Major Seed Investors’ ROFR Period to all Major Seed Investors who have elected to exercise in full their right of first refusal stating that the Purchase Shares that would otherwise be allocated to the non-exercising Major Seed Investors may be allocated to each exercising Major Seed Investor on a pro-rata basis (based upon the number of Conversion Purchase Shares held by such Major Seed Investor relative to the aggregate number of Conversion Purchase Shares held by all such exercising Major Seed Investors). Each Major Seed Investor exercising its right of first refusal will purchase from the Common Holder, on the terms and conditions specified in the Purchase Notice, its portion of the Purchase Shares subject to the Purchase Offer no later than forty-five (45) days after the date of the Purchase Notice (the “ROFR Period”).

3.2 Co-Sale Right. If the right of first refusal is not exercised in full by the Company or the Major Seed Investors, then the Company will provide notice to each Major Seed Investor within five (5) days after the ROFR Period, and each Major Seed Investor will have the right (the “Co-Sale Right”), exercisable upon written notice to the Company within fifteen (15) business days after the date of the Company’s notice, to participate in such Common Holder’s sale of Purchase Shares pursuant to the specified terms and conditions of such Purchase Offer. If the Major Seed Investor exercises such Co-Sale Right in accordance with the terms and conditions set forth below, then the number of Purchase Shares which such Common Holder may sell pursuant to such Purchase Offer will be correspondingly reduced. The Co-Sale Right of each Major Seed Investor will be subject to the following terms and conditions:

(a) Calculation of Purchase Shares. Each Major Seed Investor may sell all or any part of that number of shares of Common Stock issued or issuable upon conversion of the shares of Series Seed Preferred Stock, or Common Stock received in connection with any stock dividend, stock split or other reclassification thereof (the “Conversion Purchase Shares”) equal to the product obtained by multiplying (i) the aggregate number of Purchase Shares by (ii) a fraction, the numerator of which is the number of Conversion Purchase Shares at the time owned by such Major Seed Investor and the denominator of which is the sum of (A) the total number of Conversion Purchase Shares at the time owned by all Major Seed Investors participating in such sale plus (B) the total number of Purchase Shares at the time owned by such Common Holder, including shares transferred by such Common Holder to Permitted Transferees (as defined in Section 3.5 below) in accordance with this Agreement.

(b) Delivery of Certificates. Each Major Seed Investor may effect its participation in the sale by delivering to the selling Common Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Conversion Purchase Shares which such Major Seed Investor elects to sell.

3.3 Transfer. The stock certificate or certificates which the Major Seed Investor delivers to the selling Common Holder pursuant to Section 3.2(b) will be delivered by such Common Holder to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Purchase Notice, and such Common Holder will promptly thereafter remit to such Major Seed Investor that portion of the sale proceeds to which such Major Seed Investor is entitled by reason of its participation in such sale. If any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Conversion Purchase Shares from a Major Seed Investor exercising its Co-Sale Right hereunder, then the selling Common Holder or Common Holders will not sell to such prospective purchaser or purchasers any Purchase Shares unless and until, simultaneously with such sale, the selling Common Holder or Common Holders will purchase such Conversion Purchase Shares from such Major Seed Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Purchase Notice (which terms and conditions will be no less favorable than those governing the sale to the purchaser by the Common Holder or Common Holders).

3.4 No Adverse Effect. The exercise or non-exercise of the rights of the Major Seed Investors hereunder to participate in one or more sales of Purchase Shares made by a Common Holder will not adversely affect their rights to participate in subsequent sales of Purchase Shares by a Common Holder.

3.5 Permitted Transactions. The provisions of Section 3 of this Agreement will not pertain or apply to (a) any repurchase of Common Stock by the Company, or (b) any transfer by a Common Holder of shares of Common Stock held by such Common Holder made for bona fide estate planning purposes, either during his or her lifetime or on death or by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Common Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative or person approved by the Board (such relative or person, an “Approved Person”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interest of which are wholly owned by, such Common Holder and/or any such family members or Approved Person (such trust, partnership or limited liability company, a “Common Holder Trust”), (c) in the event that a Common Holder (the “Transferring Common Holder”) had previously transferred any Common Stock to a Common Holder Trust in accordance with this Section 3.5 upon a transfer by such Common Holder Trust of any shares of such Common Stock back to the Transferring Common Holder, (d) upon a transfer of Common Stock by such Common Holder made to such Common Holder’s former spouse in connection with a divorce or other marital dissolution or (e) in the event of a transfer by a Common Holder to an employee, advisor, or other service provider to the Company as compensation for services provided to the Company (each of the foregoing a “Permitted Transferee”), so long as (i) such transfers are reported to the Board, (ii) the Permitted Transferee executes a counterpart to this Agreement and (iii) the Permitted Transferee the agrees to be bound by the terms hereof as a Common Holder.

3.6 Assignment of Rights. The rights of the Major Seed Investors set forth in this Section 3 may be assigned (but only with all related obligations) only to (i) another Major Seed Investor, (ii) a transferee that is a constituent partner or member of such Major Seed Investor or an entity controlling, controlled by or under common control with such Major Seed Investor, or (iii) an assignee of at least fifty percent (50%) of an Major Seed Investor’s Conversion Purchase Shares so long as, in each case, (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned, and (b) such transferee agrees in writing to be bound by the provisions of this Agreement, and (c) such transferee is not an actual or potential competitor of the Company, as determined in good faith by the Board.

3.7 Prohibited Transfers. Any attempt by a Common Holder to transfer Purchase Shares in violation of Section 3 of this Agreement will be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority of the Conversion Purchase Shares.

3.8 Conflict with other Rights of First Refusal. Each Common Holder has entered into a Restricted Stock Purchase Agreement with the Company, which agreement contains a right of first refusal provision in favor of the Company. For so long as this Agreement remains in existence, the right of first refusal provisions contained in this Agreement will supersede the right of first refusal provisions contained in the Common Holder’s Restricted Stock Purchase Agreement. For purposes of clarity, the other provisions of the Common Holder’s Restricted Stock Purchase Agreement will remain in full force and effect. If, however, this Agreement terminates, then the right of first refusal provisions contained in the Common Holder’s Restricted Stock Purchase Agreement will be in full force and effect in accordance with their terms.

4. Sales by the Company.

4.1 Other than in connection with a best efforts or firm commitment underwritten public offering or an offering pursuant to Regulation A under the Securities Act of 1933, as amended the Company hereby grants to (1) each Major Seed Investor, and (2) each Investor that holds shares of Series A Preferred Stock representing an aggregate Original Issue Price (as defined in the Company’s then-current certificate of incorporation) of at least $100,000 (each, a “Major Series A Investor”) (the Major Seed Investors together with the Major Series A Investors, the “Major Preferred Investors”), that qualifies as an “accredited investor” under Regulation D of the Securities Act, the right of first offer to purchase its pro rata share of New Securities (as defined in this Section 4) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Major Preferred Investor’s pro rata share, for purposes of this right of first offer, is equal to the ratio of (a) the number of shares of Common Stock owned by such Major Preferred Investor immediately prior to the issuance of New Securities (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of all outstanding shares of Preferred Stock, and any other outstanding convertible securities, rights, options and warrants) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of all outstanding shares of Preferred Stock and full conversion or exercise of any other outstanding convertible securities, rights, options and warrants). The right of first offer shall be subject to the following provisions:

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include securities excluded from the definition of “Additional Shares of Common” in the Company’s then-current certificate of incorporation or the shares of Series A Preferred Stock (or Common Stock issuable upon conversion thereof).

(b) If the Company proposes to undertake an issuance of New Securities, it will give each Major Preferred Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same (the “Offer Notice”). Each Major Preferred Investor will have ten (10) days after any such notice is mailed or delivered to agree to purchase such Major Preferred Investor’s pro rata share of such New Securities and to indicate whether such Major Preferred Investor desires to exercise its over allotment option for the price and upon the terms specified in the Offer Notice by giving written notice to the Company, in substantially the form attached hereto as Exhibit D, and stating therein the quantity of New Securities to be purchased. Nothing in this subsection shall limit the Company from issuing and selling New Securities to other investors prior to the expiration of the ten (10) day notice period provided that the Company has reserved (and not sold) a sufficient number of the New Securities to fully comply with the rights of first offer of the Major Preferred Investors under this Section 4.

(c) If the Major Preferred Investors fail to exercise fully the right of first offer and over allotment rights, if any, within a ten (10) day period (the “Election Period”), the Company will have ninety (90) days thereafter to sell or enter into an agreement to sell that portion of the New Securities with respect to which the Major Preferred Investors’ right of first offer option set forth in this Section 4 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Offer Notice. If the Company has not sold within such 90-day period following the Election Period, or such 90-day period following the date of such agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Major Preferred Investors in the manner provided in this Section 4.

5. Covenants.

5.1 Basic Financial Information. For any period for which the Company is not otherwise required to file financial statement information with the SEC, the Company will furnish the following reports to each Major Preferred Investor:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, the Company will furnish to each Major Preferred Investor an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, and an unaudited statement of shareholders equity as of the end of such year, all prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied, certified by independent public accountants approved by the Board; and

(b) As soon as practicable after the end of each six (6) month period in each fiscal year of the Company, and in any event within forty five (45) days after the end of each six (6) month period in each fiscal year of the Company, the Company will furnish to each Major Preferred Investor an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such six (6) month period and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, each prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments.

5.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Investor acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Investor is required to disclose such information by a governmental authority.

5.3 Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force and effect upon the closing of the Company’s initial public offering

6. Legends. Each certificate representing shares of the Company’s capital stock held by the Common Holders or Investors or any assignee of the Common Holders or Investors will bear the following legend:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDERS’ AGREEMENT.”

7. Termination.

7.1 Termination Events. This Agreement will terminate upon the earlier of:

(a) a Qualified IPO; or

(b) The consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s amended and restated certificate of incorporation, as may be amended.

7.2 Removal of Legend. At any time after the termination of this Agreement in accordance with Section 7.1, any holder of a stock certificate legended pursuant to Section 6 may surrender such certificate to the Company for removal of the legend, and the Company will duly reissue a new certificate without such legend.

8. Voting Procedures. Each Stockholder, which is not a Major Preferred Investor, shall have seven (7) calendar days from receipt of notice from the Proxyholder (as defined below) in accordance with this Agreement (the “Voting Notice Period”) with respect to any action subject to approval of the holders of any class or series of capital stock over which voting power is controlled, as of this or any future date, by such Stockholder (the “Voting Shares”), to Vote such Stockholder’s Voting Shares. If any such Stockholder fails to Vote such Voting Shares within the Voting Notice Period, such failure will serve as authorization for the Proxyholder to Vote such Voting Shares in the same proportions as the number of shares of capital stock of the same class and, as applicable, series as the Voting Shares (the “Voting Class”) that were Voted as of the end of the Voting Notice Period bear to the number of outstanding shares of such Voting Class; provided, however, that if less than 33% of the outstanding shares of a Voting Class have been Voted by the end of the Voting Notice Period, the Voting Notice Period applicable to such Voting Class will be extended until at least 33% of the shares of such Voting Class have been Voted on such action, and if, after the Voting Notice Period has been extended up to a maximum of fourteen (14) calendar days, less than 33% of the Voting Class have Voted on such action, the Proxyholder shall be authorized to Vote on such action on behalf of such Voting Shares that failed to Vote, in the Proxyholder’s discretion.

9. Irrevocable Proxy and Power of Attorney. Each Stockholder hereby constitutes and appoints as the proxy of the Stockholder and hereby grants a power of attorney to the Chief Executive Officer, from time to time, of the Company (the “Proxyholder”), with full power of substitution and resubstitution, to represent and vote all Voting Shares held by such Stockholder at any regular or special meeting of stockholders and to act on every action or approval by written consent (to so represent, vote, or act by written consent, to “Vote”), and to receive or waive notice to which such Stockholder may be entitled, including, without limitation, regarding the size and composition of the Board pursuant to Section 1, an increase authorized shares pursuant to Section 1, and all matters as the Proxyholder deems advisable and consistent with terms of this Agreement, all without notice to the undersigned, in accordance with this Agreement; provided, that the Proxyholder shall only Vote pursuant to such proxy and power of attorney if such Stockholder (i) is not a Major Preferred Investor and fails to Vote within the Voting Notice Period, or (ii) attempts to Vote, such Voting Shares in a manner which is inconsistent with the terms of this Agreement, in which case of the foregoing (i) or (ii) the Proxyholder shall Vote such Voting Shares in accordance with this Agreement. Each of the proxy and power of attorney granted pursuant to this Section 9 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest (including without limitation in light of the fact that the Proxyholder is an officer of the Company), shall survive any sale or transfer of the Voting Shares, including by law or intestate and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to its Voting Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of its Voting Shares, deposit any of its Voting Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, consent, grant any proxy or give instructions with respect to the voting of any of its Voting Shares, in each case, with respect to any of the matters set forth herein.

10. Miscellaneous.

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes the Prior Stockholders’ Agreement in its entirety, which shall have no future force and effect. Any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

10.2 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of the Company, the holders of a majority of the capital stock held by the Common Holders, voting together as a separate class, and the Investors holding a majority of the shares of Series Seed Preferred Stock held by all Investors, voting together as a separate class on an as-converted basis, provided that (a) this Agreement may be amended with only the written consent of the Company for the sole purpose of including future additional holders of Common Stock as “Common Holders”; (b) any amendment or waiver that operates in a manner that treats any Investor or Common Holder differently than other Investors or Common Holders, as the case may be, the consent of such Investor or Common Holder shall also be required for such amendment or waiver; (c) notwithstanding the foregoing, the terms contained in Section 3 hereof may be amended or waived with the written consent of the Company and the Major Seed Investors holding a majority of the shares of Series Seed Preferred Stock held by all Major Seed Investors, voting together as a separate class; and (d) notwithstanding the foregoing, the terms contained in Section 4 and Section 5 hereof may be amended or waived with the written consent of the Company and the Major Preferred Investors holding a majority of the shares of Preferred Stock held by all Major Preferred Investors, voting together as a separate class. Any amendment or waiver effected in accordance with this Section [10].3 will be binding upon the Company, any Investor and any Common Holder, and each of their respective successors and assigns.

10.4 Notices. Any notice required or permitted by this Agreement will be in writing and will be deemed sufficient: (i) on the date of delivery, when delivered personally, by electronic mail, by other electronic transmission or by overnight courier in the U.S. or sent by facsimile, (ii) 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page or on Exhibit A, Exhibit B or Exhibit C hereto, or as subsequently modified by written notice, or (iii) if mailed outside of the U.S., ten (10) days after being deposited in regular mail and three (3) days after being deposited with an overnight courier, and addressed to the party to be notified at such party’s address as set forth on the signature page or on Exhibit A, Exhibit B or Exhibit C hereto.

10.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Agreement, (b) the balance of the Agreement will be interpreted as if such provision were so excluded, and (c) the balance of the Agreement will be enforceable in accordance with its terms.

10.6 Governing Law; venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

EACH OF THE STOCKHOLDERS AND THE COMPANY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK AND NO OTHER PLACE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE STOCKHOLDERS AND THE COMPANY ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS AND HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE STOCKHOLDERS AND THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND IN THE ADDRESS SPECIFIED IN SECTION 10.4 OF THIS AGREEMENT. HOWEVER, NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO BE APPLICABLE TO ANY ACTION ARISING UNDER THE FEDERAL SECURITIES LAWS.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS PROVISION, EACH STOCKHOLDER WILL NOT BE DEEMED TO HAVE WAIVED THE COMPANY’S COMPLIANCE WITH U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

10.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Pages Follow]

The parties hereto have executed this Amended and Restated Stockholders’ Agreement as of the date first written above.

COMPANY:

INNOVEGA INC.

By:
Stephen Willey
President and Chief Executive Officer

[Signature Page to Amended and Restated Stockholders’ Agreement]

The parties hereto have executed this Amended and Restated Stockholders’ Agreement as of the date first written above.

COMMON HOLDERS:

Stephen Willey

Jerry Legerton

Jerome A. Legerton Trust Ltd. February 3, 2011

BH Financial, LLC

[Signature Page to Amended and Restated Stockholders’ Agreement]

The parties hereto have executed this Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS:

IF INVESTOR IS AN INDIVIDUAL:

(Signature)

(Print Name)

Address:

Facsimile:

IF INVESTOR IS AN ENTITY:

(Print Name of Entity)

By:
(Signature)

(Print Name and Title)

Address:

Facsimile:

[Signature Page to Amended and Restated Stockholders’ Agreement]

The parties hereto have executed this Amended and Restated Stockholders’ Agreement as of the date first written above.

INVESTORS:

THL Z LIMITED,
a British Virgin Islands company

By:
Name:
Title:

Address:

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: exploreinvestments@tencent.com, legalnotice@tencent.com with a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen, P.R.China 518057

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

[Signature Page to Amended and Restated Stockholders’ Agreement]

EXHIBIT A

COMMON HOLDERS

Name, Address	No. of Shares
Stephen Willey 12304 232nd Way NE Redmond, WA 98053	5,566,393

Jerry Legerton 173 Beacon Lane Jupiter Inlet Colony, FL 33469	2,239,448

Jerome A. Legerton Trust dtd. February 3, 2011 173 Beacon Lane Jupiter, FL 33469	543,750

BH Financial, LLC P.O. Box 680048 Park City, UT 84068 Attn: Robert Brady	543,750

EXHIBIT B

EXHIBIT C

SERIES A PREFERRED STOCK INVESTORS

EXHIBIT D

NOTICE AND WAIVER/ELECTION OF
RIGHT OF FIRST OFFER

I do hereby waive or exercise, as indicated below, my rights of first offer under the Amended and Restated Stockholders’ Agreement dated as of [___________], 2021 (the “Agreement”):

1. Waiver of 10 days’ notice period in which to exercise right of first offer: (please check only one)

[  ] WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first offer granted under the Agreement.

[  ] DO NOT WAIVE the notice period described above.

2. Issuance and Sale of New Securities: (please check only one)

[  ] WAIVE in full the right of first offer granted under the Agreement with respect to the issuance of the New Securities.

[  ] ELECT TO PARTICIPATE in $__________ (please provide amount) in New Securities proposed to be issued by Innovega Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

[  ] ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued by Innovega Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[_______] in New Securities being offered in the financing.

[  ] ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_______] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $__________ (please provide amount) or (y) my pro rata portion of any remaining investment amount available if other Major Preferred Investors do not exercise their full rights of first offer with respect to the $[_______] in New Securities being offered in the financing.

Date:
(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.